CONTACT: Patrick G. Healy
                                                            President-CPSD & CFO
                                                                    203-618-8502
                                                         e-mail: phealy@nfor.com


                       NFO WORLDWIDE, INC. REPORTS RECORD
                              FIRST QUARTER RESULTS


         Greenwich, CT -- May 12, 1998 -- NFO Worldwide, Inc. (NYSE:NFO) today reported its results for the first quarter ended March 31, 1998. Revenues for the first quarter increased by 20% to $50.2 million compared with $42.0 million for the same period last year. Net income increased 6% to $2.5 million from $2.4 million in the year ago quarter. Diluted earnings per share increased 9% to $0.12 from $0.11 a year ago. Currency translation decreased first quarter revenues by $1.5 million, or almost 4%, and net income by $0.4 million, or $0.02 per share. Excluding the negative currency impact, earnings per share increased 27% versus a year ago.

         Revenue growth in the first quarter was driven by the strong performance in the Company's international, hi-tech and financial services business units, as well as by the contributions from NFO's newest companies - CM Research, Ross-Cooper-Lund and MarketMind Technologies. Consolidated revenues, at constant exchange rates, grew by 23% over the prior year.

         Operating income for the quarter ended March 31, 1998 increased 4% to $4.9 million compared with $4.7 million for the same period a year ago. Currency translations negatively impacted operating income by over $.5 million, or 11%, during the quarter. Excluding the effects of the currency translations, operating income increased 15% over the prior year and net income rose 22%.

         William E. Lipner, Chairman, President and Chief Executive Officer, said "Despite the negative currency impact, our financial performance during the first quarter was consistent with our operating plan, and marks the start of what we believe will be another excellent year for NFO. The seasonality of business in some of our newly acquired companies also negatively impacted operating margins."

         Lipner added, "We were pleased to welcome to the NFO family, late in the first quarter, Ross-Cooper-Lund (RCL) and MarketMind Technologies which were acquired in early March, and CF Group which did not officially join NFO until early April. Each of these companies is outstanding in its respective field of specialization: RCL in strategically based brand research, MarketMind in continuous information tracking and CF for its leading market position in Canada. These companies are performing well and should deliver substantial strategic and financial advantages in the periods ahead."

         Lipner concluded, "We are aggressively pursuing our expanded business development strategy. We look forward to sharing with you the many exciting developments that will continue to drive NFO's future growth, as we strive to become the worldwide leader in the marketing information business."

         NFO Worldwide, Inc., is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to more than 575,000 North American households (over 1.5 million people) and, through a joint venture, to over 100,000 European households. The Company provides its services to over 2,300 clients in key market segments such as packaged goods and foods, healthcare, financial services, hi- tech/telecommunications and travel & leisure. NFO operates in 24 countries and has more than 6,500 full and part-time employees.

                               NFO WORLDWIDE, INC.
                                Financial Summary
                    (In thousands, except per share amounts)


                                                         Three Months
                                                        Ended March 31
                                                        --------------
                                                 1998                   1997
                                                 ----                   ----
Revenues                                      $50,243                $42,020
Cost of Revenues                               22,281                 19,116
Selling, General and                           20,984                 16,779
 Administrative Expenses
Depreciation and Amortization                   2,055                  1,378
                                               ------                 ------
Operating Income                                4,923                  4,747
Interest Expense, Net                             427                      9
Equity Interest in Net Loss
 of Affiliated Companies and
 Other Expenses                                   173                     67
                                               ------                 ------
Income Before Income Taxes                      4,323                  4,671
 and Minority Interest
Provision For Income Taxes                      1,665                  1,901
                                               ------                 ------
Net Income Before Minority
 Interests                                      2,658                  2,770
Minority Interests                                177                    419
                                               ------                 ------
Net Income                                    $ 2,481                $ 2,351
                                              =======                =======
Earnings Per Share(1)
 Basic                                        $   .12                $   .12
                                               ------                 ------
 Diluted                                      $   .12                $   .11
                                               ------                 ------
Average Shares Outstanding(1)
 Basic                                         20,791                 20,075
                                               ------                 ------
 Diluted                                       21,514                 20,687
                                               ------                 ------


(1) For comparability, the earnings per share and share data reflect the three-for-two stock split effected October 15, 1997.

Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks which may affect the Company's future performance, please refer to Part I of NFO's 1997 Annual Report on Form 10-K and the "Risk Factors"
section in the Company's Form 10-K filed March 30, 1998.